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                                                Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-49870

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 18, 2001)



                             REDBACK NETWORKS INC.

                        2,440,526 Shares of Common Stock
                                ________________

     This is Prospectus Supplement supplements the Prospecutus dated April 18, 2001 relating to resales by selling holders of our common stock. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. Our common stock is quoted on the Nasdaq National Market under the symbol "RBAK."
                                ________________

     The information in the table appearing in the Prospectus under the heading "SELLING STOCKHOLDERS" is superseded in part and supplemented by the information appearing in the following table:

                                                                                                 Shares of Common Stock
                                                      Number of Shares of                        Beneficially Owned After
                                                         Common Stock            Shares of           Offering (1)(2)
                                                      Beneficially Owned        Common Stock     --------------------------
        Name of Selling Stockholders                 Prior to Offering (2)     Offered Hereby        #               %
        ----------------------------                 ---------------------     --------------    ----------     -----------
1180708 Ontario Inc.........................                10,342                 9,757              0              *
Kelvin Chu (3)..............................                 1,951                 1,951              0              *

(1) It is unknown if, when or in what amounts a selling stockholder may offer shares for sale and we do not know that the selling stockholder will sell any or all of the shares offered hereby. Because the selling stockholder may offer to sell all or some of the offered shares pursuant to this prospectus, and because there are currently no other agreements, arrangements or understandings with respect to the sale of any of the offered shares that will be held by the selling stockholders, no estimate can be given as to the amount of the offered shares that will be held by the selling stockholders after completion of the offering made by this prospectus. However, for purposes of this table, we have assumed that, after completion of the offering, no offered shares will be held by the selling stockholders.

(2) The number of securities beneficially owned is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any securities as to which the individual has sole or shared voting power or investment power and also any securities which the individual has the right to acquire within 60 days after March 7, 2001 through the exercise of any stock option or other right. The inclusion in the table of securities, however, does
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     not constitute an admission that the selling shareholders are direct or indirect beneficial owners of those securities. The selling shareholders have sole voting power and investment power with respect to all securities of capital stock listed as owned by the selling shareholders.

(3)  Mr. Chu was an employee of Abatis Systems Corporation.

*    Less than one percent.

                                ________________

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES OF THE COMMON STOCK OFFERED HEREBY.
                                ________________

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

                                ________________


            The date of this Prospectus Supplement is June 22, 2001.